Exhibit 99.1

PRESS RELEASE

ENERGY TRANSFER PARTNERS ANNOUNCES COMPLETION OF $400 MILLION PRIVATE PLACEMENT OF 5.65% SENIOR NOTES DUE 2012 AND THE EXCHANGE OFFER FOR ITS 5.95% SENIOR NOTES DUE 2015

Dallas, Texas – August 1, 2005 – Energy Transfer Partners, L.P. (NYSE:ETP) announced today that it has completed both its previously announced private placement of $400 million aggregate principal amount of 5.65% Senior Notes due 2012, and the registered exchange offer for its 5.95% Senior Notes due 2015 that were issued in January 2005.

The Partnership’s 5.65% Senior Notes due 2012 were sold in an offering under Rule 144A and Regulation S under the Securities Act of 1933. The net proceeds of approximately $397 million were used to repay a portion of the outstanding indebtedness under the Partnership’s revolving credit facility, providing the Partnership with the opportunity to convert an additional amount of its outstanding debt at attractive, fixed rates. The completion of this private placement, along with the Partnership’s January 2005 private placement, has allowed the Partnership to substantially reduce its exposure to rising interest rates and has also deferred principal payments on $400 million of indebtedness to 2012 and $750 million of indebtedness to 2015. Reducing the outstanding indebtedness under the Partnership’s revolving credit facility provides the Partnership with funding capacity for its recently announced capital expansion pipeline projects.

The exchange offer, related to the Partnership’s 5.95% Senior Notes due 2015, commenced on June 20, 2005 and expired by its terms at 5:00 p.m., New York City time, on July 19, 2005. In the exchange offer, the Partnership exchanged newly issued 5.95% Senior Notes due 2015 that were registered under the Securities Act of 1933 for the 5.95% Senior Notes due 2015 that were sold in an offering under Rule 144A and Regulation S in January 2005 (the “Old Notes”). As of the settlement date of Friday, July 29, 2005, the Partnership issued $750 million principal amount of registered 5.95% Notes in exchange for the $750 million principal amount of Old Notes validly tendered and accepted in the exchange offer, representing 100% of the outstanding Old Notes.

Energy Transfer Partners, L.P. is a publicly traded partnership owning and operating a diversified portfolio of energy assets. The Partnership’s natural gas transportation and storage operations include approximately 11,700 miles of natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. The Partnership is the fourth largest retail marketer of propane in the United States, serving more than 700,000 customers from 315 customer service locations in 34 states extending from coast to coast, with concentration in the western, upper midwestern, northeastern, and southeastern regions of the United States.

The information contained in this press release is available on the Partnership’s website at www.energytransfer.com. For more information, please contact H. Michael Krimbill, President and Chief Financial Officer at 918-492-7272.